Exhibit 10.3

INTELLECTUAL PROPERTY ASSIGNMENT AND
WORK FOR HIRE AGREEMENT

This Intellectual Property Assignment and Work for Hire Agreement (“Agreement”) is made and entered into effective as of April 29, 2014 by and between Tiger Trade, Inc., a Texas corporation with offices at 5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240 (“Company”), and Gust Kepler, an individual with an office 5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240 (“Contractor”).

WHEREAS, Company has engaged Contractor to perform certain services that may include the creation or development of intellectual property, including but not limited to, software code or other tangible inventions, know-how, ideas or discoveries; and

WHEREAS, the parties desire to memorialize their understanding and agreement of how that intellectual property will be treated,

NOW THEREFORE, in consideration of the Company’s engagement or continued engagement of the Contractor to perform services, and other good and valuable consideration, the receipt and adequacy of which are acknowledged by the parties to this Agreement, the parties agree as follows:

1.           Contractor agrees that any copyrightable works prepared by Contractor within the scope of Contractor’s engagement by the Company (as defined below) will be a “work made for hire” as defined in Section 101 of the United States Copyright Act of 1976, as amended, for the Company, and that the Company is and will be considered the exclusive author and owner of such copyrightable works.  To the extent that any copyrightable work prepared by Contractor is determined by a court of competent jurisdiction not to be a “work made for hire,” Contractor hereby assigns to the Company all right, title and interest in and to any such work, and Company shall have the right to register and hold in its own name any copyrights, registrations and other proprietary rights that may be available in respect of such work.  As used in this Agreement, a work shall be “within the scope of Contractor’s engagement by the Company” if it is prepared or created, in whole or in part, during the period of Contractor’s engagement by the Company, and directly or indirectly (i) results from work performed by Contractor for the Company, or (ii) is useful in or related to Contractor’s work for or engagement by the Company.

2.           Contractor will promptly disclose in confidence to the Company all inventions, discoveries, improvements, devices, tools, machines, apparatus, appliances, designs, practices, techniques, processes, methods, original works of authorship, formulae, products, computer software programs, databases, mask works and trade secrets that Contractor makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the period of his engagement by the Company, whether or not within the scope of Contractor’s engagement by the Company, whether during regular business hours or otherwise, whether in the Company’s facilities or elsewhere, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.           Contractor agrees that all Inventions that, in whole or in part, (i) have been or are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) have resulted or result from work performed by Contractor for the Company, or (iii) are useful in or related to Contractor’s work for or engagement by the Company, directly or indirectly, are the sole and exclusive property of the Company (the “Assigned Inventions”).  Contractor irrevocably assigns, and agrees to assign, the Assigned Inventions to the Company.  In addition to the foregoing assignment of Assigned Inventions to the Company, Contractor irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all moral rights that Contractor has or may have in or with respect to any Assigned Inventions.

4.           During and after Contractor’s engagement, without charge to the Company, but at its expense, Contractor will (i) assist the Company in every proper way to obtain for the Company, defend and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions in any and all countries; and (ii) execute any documents that the Company may reasonably request for use in obtaining, defending or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.

5.           In exchange for all services provided by the Contractor to the Company in connection with development of the Assigned Inventions and assignment of rights thereto to the Company, Company agrees to issue Contractor Ten Million (10,000,000) shares of Company common stock, par value $0.001.

6.           The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

By signing this Agreement, each party hereby acknowledges that they have read it and have had full opportunity to consult with legal counsel regarding the implications of this Agreement, that such party understands and intends to abide by their respective commitments under this Agreement, that such party understands this is a legally binding contract and agrees to be bound by it.

Contractor:

__/s/ Gust Kepler_________________________________
Gust Kepler

Company:

Tiger Trade, Inc.

_/s/ Gust Kepler __________________________________
By: ____Gust Kepler ______________________________
Title: ____CEO___________________________________